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                                  EXHIBIT 99.5



                                                                    News Release
     Contact

     Martha A. Buckley                       JoAnn P. Huston
     Director, Corporate Communications      Manager, Investor Relations
     610-722-3511                            610-722-3513
     mbuckley@unisourcelink.com              jhuston@unisourcelink.com


                              UNISOURCE NAMES NEW
                         SENIOR VICE PRESIDENT OF SALES


     Berwyn, Pennsylvania- July 29, 1998 - Unisource Worldwide, Inc. (NYSE:UWW) announced today that it has appointed Kenneth F. Vuylsteke to the newly-created position of senior vice president of sales. In his new position, Mr. Vuylsteke will assume management responsibility for all Unisource sales and service nationwide, including customer service and national accounts as well as Unisource's specialty companies and Paper Plus stores.

  Mr. Vuylsteke is currently executive vice president in charge of western operations for National Sanitary Supply (NSS), a company acquired by Unisource in September, 1997.

     "Ken has been a key driver of the professionalism and discipline that has distinguished National Sanitary Supply in the marketplace," said Ray B. Mundt, chairman and chief executive officer of Unisource. " He has an outstanding track record of generating profitable sales, and his leadership will prove invaluable in driving a strategic approach to sales throughout Unisource."

     Ken joined NSS in 1989 as vice president and general manager of the company's northwest division and was promoted to executive vice president in 1992. His experience also includes senior sales and marketing positions with James River Corp. and Crown Zellerbach. He holds a combined degree in marketing and economics from Pacific Lutheran University and has served in the U. S. Marine Corps.

     Unisource Worldwide, Inc. (http:/www.unisourcelink.com), headquartered in Berwyn, Pennsylvania, is one of the largest distributors of paper products and supply systems in North America. Fiscal 1997 revenues exceeded $7 billion.

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